Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 236 to Registration Statement No. 002-41839 on Form N-1A of our report dated October 16, 2013 relating to the financial statements and financial highlights of Fidelity Conservative Income Bond Fund, and our report dated October 17, 2013 relating to the financial statements and financial highlights of Fidelity Intermediate Bond Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended August 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

October 28, 2013